Exhibit 99.1


      Amex Notifies Halifax that the Company has been Granted an Extension to Comply with Certain Amex Listing Standards

ALEXANDRIA, VA -May 21, 2008-- Halifax Corporation of Virginia. (Amex:
HX), an enterprise logistics and maintenance solutions company announced that the American Stock Exchange has granted the Company an extension until September 14, 2009 to regain compliance with the continued listing standards. As previously disclosed the Company had received notice from the Amex staff indicating that the Company was below certain of the Exchange's continuing listing standards (losses in three out of four of it's most recent fiscal years with shareholders equity below $4 Million) of the Amex Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on April 14, 2008, presented its plan to the Exchange. On May 15, 2008, the Exchange notified the Company that it had accepted the Company's plan of compliance and granted the Company an extension until September 14, 2009 to regain compliance with the continued listing standards. The Company will be subject to periodic review by the Exchange Staff during the extension period. Failure to make progress consistent with the plan or failure to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.


Founded in 1967, Halifax Corporation is an enterprise logistics and maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are enterprise logistics solutions and high availability hardware maintenance services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors Section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.